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                              GOLDMAN, SACHS & CO.

                                                                    EXHIBIT 23.6

April 23, 1996

Board of Directors
Brandon Systems Corporation
9 Polito Avenue
Lyndhurst, NJ 07071

Re:Registration Statement on Form S-4 of Interim Services, Inc. dated April 24, 1996 and the Proxy Statement/Prospectus included therein

Gentlemen and Mesdames:

Attached is our opinion letter dated April 23, 1996, with respect to the fairness to the holders of the outstanding shares of Common Stock, par value $0.10 per share (the "Shares"), of Brandon Systems Corporation (the "Company") of the exchange ratio of 0.88 shares of Common Stock, par value $0.01 per share, of Interim Services Inc. ("Interim Services") to be received for each Share pursuant to the Agreement and Plan of Merger dated as of February 27, 1996 by and among Interim Services, Delco Merger Corp., a wholly-owned subsidiary of Interim Services, and the Company.

The foregoing opinion letter is for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

In that regard, we hereby consent to the reference to the opinion of our Firm under the caption ("The Merger--Opinions of Financial Advisors--Brandon") and to the inclusion of the foregoing opinion in the Registration Statement on Form S-4 of Interim Services dated April 24, 1996 and the Proxy Statement/Prospectus included therein. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.

GOLDMAN, SACHS & CO.